Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Worksport Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Fees to be Paid	Equity	Shares of Common Stock, par value $0.0001 per share(2)	457(g)	12,950,000	$0.5198	$6,731,410	.00014760	$993.56
Carry Forward Securities	–	–	—	—	—	—	—	—

Total Offering Amounts						$6,731,410	.00014760	$993.56
Total Fee Offsets								—
Fees Previously Paid								—
Net Fee Due								$993.56

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)	Consists of 12,950,000 shares of common stock, par value $0.0001 per share, issuable upon the exercise of warrants for $0.5198 per share registered for sale by certain of the selling stockholders named in this registration statement.